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Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * * *

        ABS TRAVEL SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the sole stockholder of said Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

    RESOLVED, that the Certificate of Incorporation of ABS Travel Services, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows: "FIRST: The name of the corporation (the "Corporation") is: Aircraft Braking Services, Inc."

        SECOND: That in lieu of a meeting and vote of stockholder have given unanimous written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Kenneth M. Schwartz, its President and attested by Ronald H. Kisner, its Secretary, this 6th day of September, 2002.

By:	/s/ KENNETH M. SCHWARTZ President

ATTEST:

By:	/s/ RONALD H. KISNER Secretary

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  Exhibit 3.7